Subsidiaries of the Registrant


         Subsidiary                        State of Incorporation      Ownership

Magellan Petroleum Australia Limited        Queensland, Australia         50.7%

The following subsidiaries are owned by Magellan Petroleum Australia Limited:

Magellan Petroleum (N.T.) Pty. Ltd.         Queensland, Australia         100%
Paroo Petroleum Pty. Ltd.                   Queensland, Australia         100%
Paroo Petroleum (Holdings), Inc.              Delaware, U.S.A.            100%
Paroo Petroleum (USA), Inc.                   Delaware, U.S.A.            100%
Magellan Petroleum (W.A.) Pty. Ltd.         Queensland, Australia         100%
Magellan Petroleum (Belize) Limited             Belize, C.A.              100%
Magellan Petroleum (Eastern) Pty. Ltd.      Queensland, Australia         100%
Magellan Petroleum (Burunga) Pty. Ltd.      Queensland, Australia         100%